Exhibit 24.2

POWER OF ATTORNEY

Richard B. Lanman hereby constitutes and appoints Harold C. Flynn, Jr. as his attorney-in-fact, with power of substitution, in his name and in the capacity indicated below, to sign any and all further amendments and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments) to the registration statement on Form S-1 (Registration No. 333-220703) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Richard B. Lanman Richard B. Lanman	Director	November 3, 2017